Alberta - Form 27
British Columbia, Form 53-901F

MATERIAL CHANGE REPORT

UNDER SECTION 118(1) OF THE SECURITIES ACT (ALBERTA) AND
SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)

ITEM 1

REPORTING ISSUER

SHEP Technologies Inc.

Suite 900, 595 Howe Street

Vancouver, BC V6C 2T5

ITEM 2

DATE OF MATERIAL CHANGE

December 15, 2005

ITEM 3

PRESS RELEASE

Issued January 17, 2006 at Vancouver, BC

ITEM 4

SUMMARY OF MATERIAL CHANGE

SHEP Technologies Inc. has signed a letter of Intent ("LOI") to purchase 100% of the shares of Pay2™ Ltd.

ITEM 5

FULL DESCRIPTION OF MATERIAL CHANGE

Please see Schedule "A" attached.

ITEM 6

RELIANCE ON SECTION 85(2) OF THE ACT

This report is not being filed on a confidential basis.

ITEM 7

OMITTED INFORMATION

There are no significant facts required to be disclosed herein which have been omitted.

ITEM 8

DIRECTOR/SENIOR OFFICER

Contact:

Malcolm P. Burke

Telephone:

604.689.1515 x 102

ITEM 9

STATEMENT OF SENIOR OFFICER/DIRECTOR

The foregoing accurately discloses the material change referred to herein.

DATED at Vancouver, BC this 17th day of January 2006.

/s/   Malcolm P. Burke

Malcolm P. Burke, President and Director

Schedule “A”

January 17, 2006 - SHEP TECHNOLOGIES INC. (OTCBB: STLOF) (“STI”) is pleased to announce that it has signed a letter of Intent ("LOI") to purchase 100% of the shares of Pay2™ Ltd. ("Pay2™"), a company incorporated under the laws of the Isle of Man with operations based in London, England.

The terms of the LOI call for STI to acquire 100% of Pay2™ by issuance of common shares, whereby, immediately upon completion of this transaction the existing Pay2™ stockholders shall own 60% of STI.  There is a further provision to issue additional shares ("performance shares") to existing Pay2™ shareholders over a four year period provided Pay2™ product revenues and profits reach mutually agreed financial performance milestones.

Pay2™ has developed a proprietary online money and transfer system that combines features and benefits of e-wallets and prepaid debit cards, supporting both online and physical, in person transactions.  Pay2™ does not "handle" money but acts as a sophisticated, secure database and messaging system whereby funds never leave the banking credit infrastructure.  Monies can be credited to the card through online transfer from a credit card, bank account or credit from an employer or other merchant.  Thus enabled, the Pay2™ card can be used as any other credit or debit card limited by its credit balance.

John Mitchell, managing director stated, "The Pay2™ concept is proven, the development work completed and the company is currently in negotiations with both commercial and government bodies internationally.  To our knowledge, no competing product offers the range of benefits provided by Pay2™'s proprietary card technology."

Mr. Mitchell confirmed, "The key consumer benefits include security, as risk is limited to the credit balance on the card.  Cost, cash transfers are between 2% - 3% (Western Union charges up to 18%).  Access, as the US government and other regulatory agencies preclude credit card companies from honoring payments to gaming sites, which are merchant coded.  Cash, which unlike e-wallets, can be taken from the Pay2™ card and privacy as purchaser identity is protected when transactions are made with Pay2™ card."

Commercial users of the Pay2™ card, including merchants, will experience a number of key benefits:  No bad debt - all transactions are "cash".  Consumer access is guaranteed (no coding).  Wages and contract employee payments can be made on a Pay2™ card reducing administrative costs, especially in developing and third world countries.  Gaming winnings can be paid directly on cards, reducing transaction costs.

The STI directors believe this transaction provides a unique opportunity for the Company.  Ray Evans, STI director, stated, "There is no question that the Pay2™ product, backed by an experienced management team, provides solutions to the ever growing needs of global financial markets".  Malcolm Burke, STI director and president, added, "It is apparent that the Pay2™ directors and management team have the product, talent and experience to make Pay2™ a successful venture."

ON BEHALF OF THE BOARD OF DIRECTORS

Malcolm P. Burke, President and Chief Executive Officer

Statements about the Company’s future expectations, including future revenues, earnings, product development, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

For further information, please call 604-689-1515.